Exhibit 99.1

For additional information, contact: Edward C. Barrett Executive Vice President Chief Financial Officer Daytime: 610.603.7251 NASDAQ: VIST www.VISTfc.com

For Immediate Release

April 27, 2010

VIST Financial Corp. Announces 2010 First Quarter Earnings & Cash Dividend

Wyomissing, PA: VIST Financial Corp. (“Company”) (NASDAQ: VIST), reported net income for the three months ended March 31, 2010 of $713,000, a 53.4% decrease over net income of $1,531,000 for the same period in 2009.

The Company also reported that the board of directors declared a cash dividend of $0.05 per share on the Company’s common stock to shareholders of record on May 7, 2010 payable May 14, 2010.

Commenting on the first quarter 2010 results, Robert D. Davis, President and Chief Executive Officer of VIST Financial Corp. said, “While the regional business climate continues to slowly improve, the lagging effects of the national and regional recession will continue to influence our operating results.  Recognizing the remaining challenges, which include elevated asset quality costs and potential OTTI charges we continue to be cautiously optimistic about the opportunities for VIST Financial over the near term.”  Davis continued, “On April 19, we announced the sale of our 25% interest in First HSA, LLC which has produced a pre-tax gain of $1,875,000 which will be reflected in the second quarter of 2010 results.  While we were pleased to contribute to the rise in popularity of consumer-directed health care solutions, the opportunity to monetize our investment, reduce our cost of funds and improve our operating efficiency was clearly in the best interest of our shareholders.”

Davis stated, “We experienced an improvement in our net interest margin for the quarter, however loan outstandings decreased from year end as a result of a conscious decision to exit a number of commercial loan relationships which did not meet our credit standards.  Additionally, our commercial borrowers and prospects remain understandably cautious at this point given the regional economy.  Our overall asset quality metrics continue to be stable with non-performing assets declining from year end.  Our net charge-offs for the quarter totaled $1.3 million with provision expense totaling $2.6 million thereby improving our overall allowance for loan loss coverage of both total loans and non-performing loans.”

Davis concluded, “On April 23, we were pleased to announce that VIST Financial entered into purchase agreements to raise $5.2 million in new capital through the issuance of 644,000 shares of common stock to two institutional investors who specialize in the banking sector, at a price of $8.00 a share.  The modest capital raise allows us to take advantage of market opportunities, anticipates new regulatory capital guidelines and provides us with a capital cushion if the economy does not improve as believed.”

Net Interest Income

For the three months ended March 31, 2010, net interest income before the provision for loan losses increased 14.1% to $9,677,000 compared to $8,482,000 for the same period in 2009.  The increase in net interest income for the three months resulted from a 1.7% increase in total interest income to $15,804,000 from $15,536,000 and a 13.1% decrease in total interest expense to $6,127,000 from $7,054,000.

The increase in total interest income for the three months ended March 31, 2010, resulted primarily from an increase in commercial loan volume as compared to the same period in 2009.  Average earning assets for the three month period ended March 31, 2010, increased $85,426,000 compared to the same period in 2009 due primarily to strong growth in commercial loans and available for sale investment securities.

The decrease in total interest expense for the three months ended March 31, 2010, resulted primarily from lower interest rates compared to the same period in 2009.  Average interest-bearing liabilities for the three months ended March 31, 2010, increased $96,309,000 compared to the same period in 2009.  The increases in interest-bearing liabilities are due primarily to an increase in average NOW, money market and savings deposits for the three months ended March 31, 2010 of $176,667,000 offset by decreases in average time deposits of $20,197,000 and long-term borrowings of $48,056,000.

The provision for loan losses for the three months ended March 31, 2010 was $2,600,000 compared to $825,000 for the same period in 2009.  As of March 31, 2010, the allowance for loan losses was $12,770,000 compared to $11,449,000 as of December 31, 2009.  The increase in the provision is due primarily to current challenging and uncertain economic conditions and the result of management’s evaluation and classification of the credit quality of the loan portfolio utilizing a qualitative and quantitative internal loan review process.  As of March 31, 2010, total non-performing loans were $23,839,000 or 2.6% of total loans compared to $26,951,000 or 3.0% of total loans at December 31, 2009.  The $3,112,000 decrease in non-performing loans from December 31, 2009 to March 31, 2010, was due primarily to commercial real estate loans totaling approximately $2,889,000 transferred to other real estate owned.  As of March 31, 2010, $800,000 in commercial properties included in other real estate owned were under contract to sell.  Management has determined that the current allowance for loan losses is adequate as of March 31, 2010.

Net interest income after the provision for loan losses for the three months ended March 31, 2010 was $7,077,000 compared to $7,657,000 for the same period in 2009.

For the three months ended March 31, 2010, the net interest margin on a fully taxable equivalent basis was 3.40% compared to 3.20% for the same period in 2009.  The increase in net interest margin for the comparative three month period ended March 31, 2010, was due mainly to strong organic commercial loan growth and lower rates paid on core and time deposits compared to the same period in 2009.

Non-Interest Income

Total non-interest income for the three months ended March 31, 2010, decreased 15.8% to $4,549,000 compared to $5,405,000 for the same period in 2009.

For the three months ended March 31, 2010, customer service fees decreased to $583,000 from $658,000, or 11.4%, for the same period in 2009.  The decrease for the comparative three month periods is due primarily to a decrease in commercial account analysis fees, uncollected funds charges and non-sufficient funds charges.

For the three months ended March 31, 2010, revenue from mortgage banking activity decreased to $134,000 from $267,000, or 49.8%, for the same period in 2009.  The decrease for the comparative three month periods is primarily due to a decline in the volume of loans sold into the secondary mortgage market.  The Company operates its mortgage banking activities through VIST Mortgage, a division of VIST Bank.

For the three months ended March 31, 2010, revenue from commissions and fees from insurance sales increased 4.0% to $3,076,000 compared to $2,958,000 for the same period in 2009.  The increase for the comparative three month periods is mainly attributed to an increase in commission income on an increase in the volume of group insurance products offered through VIST Insurance, LLC, a wholly owned subsidiary of the Company.

For the three months ended March 31, 2010, revenue from brokerage and investment advisory commissions and fee activity decreased to $135,000 from $330,000, or 59.1%, for the same period in 2009.  The decrease for the comparative three month periods is due primarily to a decrease in investment advisory service activity offered through VIST Capital Management, LLC, a wholly owned subsidiary of the Company.

For the three months ended March 31, 2010, earnings on investment in life insurance increased to $78,000 from $76,000, or 2.6%, for the same period in 2009.  The increase for the comparative three month periods is due primarily to increased earnings credited on the Company’s separate account, bank owned life insurance (“BOLI”).

For the three months ended March 31, 2010, revenue from other commissions and fees increased to $504,000 from $473,000, or 6.6%, for the same period in 2009.  The increase for the comparative three month periods is due primarily to an increase in customer debit card activity through the debit card network interchange.

For the three months ended March 31, 2010, other income decreased to $43,000 from $484,000, or 91.1%, for the same period in 2009.  The decrease for the comparative three month periods is due primarily to a settlement of a previously accrued contingent payment in 2009.

Net realized gains on sales of available for sale securities were $92,000 for the three months ended March 31, 2010, compared to net realized gains on sales of available for sale securities of $159,000 for the same period in 2009.  The net securities gains are primarily from the planned sale of existing available for sale investment securities.

For the three month period ended March 31, 2010, net credit impairment losses recognized in earnings resulting from other-than-temporary impairment (“OTTI”) losses on investment securities were $96,000.  The net credit impairment losses include OTTI charges for estimated credit losses on two pooled trust preferred securities.  For the three month period ended March 31, 2009, there were no net credit impairment losses recognized in earnings resulting from OTTI losses on investment securities.

Non-Interest Expense

Total non-interest expense for the three months ended March 31, 2010, decreased 1.7% to $11,091,000 compared to $11,279,000 for the same period in 2009.

Salaries and benefits were $5,419,000 for the three months ended March 31, 2010, a decrease of 4.7% compared to $5,688,000 for the same period in 2009.  The decrease for the comparative three month periods is due primarily to a decrease in the number of full-time equivalent employees and a decrease in employer 401(k) contribution expense.  Included in salaries and benefits for the three months ended March 31, 2010 and March 31, 2009 were stock-based compensation costs of $37,000 and $20,000, respectively.  Also included in salaries and benefits for the three months ended March 31, 2010 and 2009 were commissions paid of $228,000 and $384,000, respectively.

For the three months ended March 31, 2010, occupancy expense and furniture and equipment expense increased to $1,772,000 from $1,675,000, or 5.8%, for the same period in 2009.  The increase for the comparative three month periods is due primarily to an increase in building lease expense, equipment repairs expense and software maintenance expense.

For the three months ended March 31, 2010, marketing and advertising expense decreased to $246,000 from $270,000, or 8.9%, for the same period in 2009.  The decrease for the comparative three month periods is due primarily to a reduction in marketing costs associated with direct mailings and special events.

For the three months ended March 31, 2010, professional services expense decreased to $609,000 from $892,000, or 31.7%, for the same period in 2009.  The decrease for the comparative three month periods is due primarily to legal fees associated with a 2009 litigation settlement related to a previously accrued contingent payment.

For the three months ended March 31, 2010, outside processing expense increased to $1,031,000 from $951,000, or 8.4%, for the same period in 2009.  The increase for the comparative three month periods is due primarily to costs incurred for computer related services.

For the three months ended March 31, 2010, FDIC deposit and other insurance expense increased to $532,000 from $444,000, or 19.8%, for the same period in 2009.  The increase in insurance expense for the comparative three month periods is due primarily to higher FDIC deposit insurance premiums.

For the three months ended March 31, 2010, other real estate owned expense increased to $497,000 from $326,000, or 52.5%, for the same period in 2009.  The increase in other real estate owned expense for the comparative three month periods is due primarily to an increase in the amount of other real estate owned in 2010.

Income Tax Expense

Income tax benefit for the three months ended March 31, 2010, was $178,000, a 170.6% increase compared to income tax expense of $252,000 for the three months ended March 31, 2009.  The effective income tax rate for the three months ended March 31, 2010 and 2009 was (33.3%) and 14.1%, respectively.  Included in income tax expense for the three months ended March 31, 2010 and 2009 is a federal tax benefit from a $5,000,000 investment in an affordable housing, corporate tax credit limited partnership.

Earnings Per Share

Diluted earnings per share for the three months ended March 31, 2010, were $0.05 on average shares outstanding of 5,844,949, a 75.0% decrease as compared to diluted earnings per share of $0.20 on average shares outstanding of 5,735,968 for the three months ended March 31, 2009.  The decrease in diluted earnings per share for the comparative three month periods is due primarily to a decrease in net income available to common shareholders.

Assets, Liabilities and Shareholders’ Equity

Total assets as of March 31, 2010 increased $30,061,000, or 9.2% annualized, to $1,338,780,000 compared to $1,308,719,000 at December 31, 2009.  Total gross loans as of March 31, 2010 decreased $6,202,000, or 2.7% annualized, to $904,762,000 compared to $910,964,000 at December 31, 2009.  Total deposits increased $40,726,000, or 16.0% annualized, to $1,061,624,000 compared to $1,020,898,000 at December 31, 2009.  Total borrowings as of March 31, 2010, decreased $11,154,000, or 28.8% annualized, to $143,700,000 compared to $154,854,000 at December 31, 2009.

Shareholders’ equity as of March 31, 2010 increased $300,000, or 1.0% annualized, to $125,728,000 compared to $125,428,000 at December 31, 2009.  Included in shareholders’ equity is an unrealized loss position on available for sale and held to maturity securities, net of taxes, as of March 31, 2010, of $4,613,000 compared to an unrealized loss position on available for sale securities, net of taxes, of $4,512,000 at December 31, 2009.

Quarterly Shareholder and Investor Conference

VIST Financial Corp. will be hosting the Annual Shareholder Meeting and a quarterly shareholder and investor conference call on Tuesday, April 27, 2010, at 10:00 a.m. ET.  Interested parties can join the conference and have the ability to ask questions by calling (877) 303-1593.  The conference call is titled VIST Financial Corp. Annual Shareholder Meeting and Quarterly Earnings Call.  The conference call will be available through our webcast at:

http://tinyurl.com/VISTQ12010

The conference call webcast and a copy of the Annual Shareholder Meeting presentation can also be accessed through a link located under the Investor Relations page within VIST Financial Corp’s website:  http://www.VISTfc.com.

The conference call will be archived for 90 days and will be available at the link above and on the Company’s Investor Relations webpage.

VIST Financial Corp. is diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments, wealth management, and title insurance services throughout Berks, Southern Schuylkill, Montgomery, Delaware, Philadelphia and Lancaster Counties.

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except share data)

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Federal funds sold	$35,575	$8,475
Investment securities and interest bearing cash	276,711	271,475
Federal Home Loan Bank stock	5,715	5,715
Mortgage loans held for sale	2,229	1,962
Loans:
Commercial loans	727,813	731,256
Consumer loans	128,935	132,054
Mortgage loans	48,014	47,654
Total loans	$904,762	$910,964

Earning assets	$1,224,992	$1,198,591

Total assets	$1,338,780	$1,308,719

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	$106,800	$102,302
NOW, money market and savings	512,855	458,987
Time deposits	441,969	459,609
Total deposits	$1,061,624	$1,020,898

Borrowings:
Securities sold under agreements to repurchase	$113,985	$115,196
Long-term debt	10,000	20,000
Junior subordinated debt	19,715	19,658
Total borrowings	$143,700	$154,854

Total Liabilities	$1,213,052	$1,183,291

Shareholders’ equity	$125,728	$125,428

Total liabilities and shareholders’ equtiy	$1,338,780	$1,308,719

Actual common shares outstanding	5,855,976	5,808,690
Book value per common share	$17.11	$17.22

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except share data)

	Asset Quality Data
	As Of and For The Period Ended
	Three Months	Twelve Months
	March 31,	December 31,
	2010	2009
	(unaudited)
Non-accrual loans	$23,635	$25,140
Loans past due 90 days or more still accruing	204	1,811
Total non-performing loans	23,839	26,951
Other real estate owned	7,441	5,221
Total non-performing assets	$31,280	$32,172

Renegotiated troubled debt	6,150	6,245

Loans outstanding at end of period	$904,762	$910,964
Allowance for loan losses	12,770	11,449

Net charge-offs to average loans (annualized)	0.55%	0.58%
Allowance for loan losses as a percent of total loans	1.41%	1.26%
Allowance for loan losses as a percent of total non-performing loans	53.58%	42.49%

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands)

	Average Balances
	For the Three Months Ended
	(unaudited)
	March 31,	March 31,
	2010	2009
Assets
Federal funds sold	$29,001	$6,626
Investment securities and interest bearing cash	269,042	228,763
Federal Home Loan Bank stock	5,715	5,715
Mortgage loans held for sale	968	3,235
Loans:
Commercial loans	733,065	699,514
Consumer loans	130,650	139,792
Mortgage loans	47,806	47,176
Total loans	$911,521	$886,482

Interest-earning assets	$1,210,532	$1,125,106

Goodwill and intangible assets	44,115	44,500
Total assets	$1,328,709	$1,236,560

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	$102,355	$105,444

Interest bearing deposits:
NOW, money market and savings	496,785	320,118
Time deposits	448,819	469,016
Total Interest-Bearing Deposits	945,604	789,134

Total deposits	$1,047,959	$894,578

Short term borrowings	$—	$9,914
Securities sold under agreements to repurchase	115,827	119,503

Long-term debt	11,111	59,167
Junior subordinated debt	19,658	18,173

Interest-bearing liabilities	1,092,200	995,891

Shareholders’ equity	$125,852	$124,395

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	For the Three Months Ended
	(unaudited)
	March 31,	March 31,
	2010	2009
Interest income	$15,804	$15,536
Interest expense	6,127	7,054
Net interest income	9,677	8,482
Provision for loan losses	2,600	825
Net Interest Income after provision for loan losses	7,077	7,657

Customer service fees	583	658
Mortgage banking activities	134	267
Commissions and fees from insurance sales	3,076	2,958
Brokerage and investment advisory commissions and fees	135	330
Earnings on investment in life insurance	78	76
Other commissions and fees	504	473
Other income	43	484
Net realized gains on sales of securities	92	159
Total other-than-temporary impairment losses on investments	(940)	—
Portion of non-credit impairment loss recognized in other comprehensive loss	844	—
Net credit impairment loss recognized in earnings	(96)	—

Total non-interest income	4,549	5,405

Salaries and employee benefits	5,419	5,688
Occupancy expense	1,148	1,069
Furniture and equipment expense	624	606
Other operating expense	3,900	3,916
Total non-interest expense	11,091	11,279
Income before income taxes	535	1,783
Income taxes (benefit)	(178)	252
Net income	713	1,531
Preferred stock dividends and discount accretion	(420)	(412)
Net income available to common shareholders	$293	$1,119

Per Common Share Data:
Basic average shares outstanding	5,844,949	5,735,968
Diluted average shares outstanding	5,844,949	5,735,968
Basic earnings per common share	$0.05	$0.20
Diluted earnings per common share	0.05	0.20
Cash dividends per common share	0.05	0.10

Profitability Ratios:
Return on average assets	0.22%	0.50%
Return on average shareholders’ equity	2.30%	4.99%
Return on average tangible equity (equity less goodwill and intangible assets)	3.54%	7.77%
Average Equity to Average Assets	9.47%	10.06%
Net interest margin (fully taxable equivalent)	3.40%	3.20%
Effective tax rate	-33.27%	14.13%

VIST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

	March 31,	March 31,
	2010	2009
Assets
Cash and due from banks	$20,293	$20,114
Fed funds sold	35,575	13,550
Interest-bearing deposits in banks	432	353
Total cash and cash equivalents	56,300	34,017

Mortgage loans held for sale	2,229	2,841
Securities available for sale	274,190	238,420
Securities held to maturity	2,089	3,054
Federal Home Loan Bank stock	5,715	5,715
Loans, net of allowance for loan losses 3/2010 - $12,770; 3/2009 - $8,165	891,992	878,425
Premises and equipment, net	6,225	6,685
Identifiable intangible assets	4,052	4,662
Goodwill	39,982	39,732
Bank owned life insurance	19,028	18,628
FDIC prepaid insurance	5,294	—
Other assets	31,684	27,986
Total assets	$1,338,780	$1,260,165

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$106,800	$106,510
Interest bearing	954,824	824,152
Total deposits	1,061,624	930,662
Securities sold under agreements to repurchase	113,985	127,242
Long-term debt	10,000	50,000
Junior subordinated debt, at fair value	19,715	19,050
Other liabilities	7,728	8,390
Total liabilities	1,213,052	1,135,344

Shareholders’ Equity
Preferred stock: $0.01 par value; authorized 1,000,000 shares; $1,000 liquidation preference per share; 25,000 shares of Series A 5% cumulative preferred stock issued and outstanding; Less: discount of $1,801 at March 31, 2010 and a discount of $2,208 at March 31, 2009	23,199	22,792
Common stock, $5.00 par value ;
Authorized 20,000,000 shares; 5,866,460 shares issued at March 31, 2010 and 5,800,929 shares issued at March 31, 2009	29,333	29,005
Stock Warrants	2,307	2,307
Surplus	63,800	63,588
Retained earnings	11,893	15,209
Accumulated other comprehensive loss	(4,613)	(7,889)
Treasury stock; 10,484 shares at March 31, 2010 and 10,484 shares at March 31, 2009, at cost	(191)	(191)
Total shareholders’ equity	125,728	124,821
Total liabilities and shareholders’ equity	$1,338,780	$1,260,165

SELECTED HIGHLIGHTS

Common Stock (VIST)

Cash Dividends Declared

January 2009	$0.10
April 2009	$0.10
July 2009	$0.05
October 2009	$0.05
January 2010	$0.05

Common Stock (VIST)

Quarterly Closing Price

03/31/2009	$7.00
06/30/2009	$6.61
09/30/2009	$5.85
12/31/2009	$5.25
03/31/2010	$8.97

VIST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except share data)

	Three Months Ended
	March 31,
	2010	2009
Interest Income
Interest and fees on loans	$12,443	$12,342
Interest on securities:
Taxable	2,947	2,870
Tax-exempt	396	286
Dividend income	10	34
Other interest income	8	4
Total interest income	15,804	15,536

Interest Expense
Interest on deposits	4,502	5,154
Interest on short-term borrowings	—	17
Interest on securities sold under agreements to repurchase	1,182	1,063
Interest on long-term debt	98	505
Interest on junior subordinated debt	345	315
Total interest expense	6,127	7,054

Net interest income	9,677	8,482
Provision for loan losses	2,600	825
Net interest income after provision for loan losses	7,077	7,657

Other income:
Customer service fees	583	658
Mortgage banking activities, net	134	267
Commissions and fees from insurance sales	3,076	2,958
Broker and investment advisory commissions and fees	135	330
Earnings on investment in life insurance	78	76
Other commissions and fees	504	473
Other income	43	484
Net realized gains on sales of securities	92	159
Total other-than-temporary impairment losses on investments	(940)	—
Portion of non-credit impairment loss recognized in other comprehensive loss	844	—
Net credit impairment loss recognized in earnings	(96)	—
Total non-interest income	4,549	5,405

Other expense:
Salaries and employee benefits	5,419	5,688
Occupancy expense	1,148	1,069
Furniture and equipment expense	624	606
Marketing and advertising expense	246	270
Identifiable intangible amortization	133	171
Professional services	609	892
Outside processing expense	1,031	951
Insurance expense	532	444
Other Real Estate Expense	497	326
Other expense	852	862
Total non-interest expense	11,091	11,279

Income before income taxes	535	1,783
Income taxes (benefit)	(178)	252
Net income	713	1,531
Preferred stock dividends and discount accretion	(420)	(412)
Net income available to common shareholders	$293	$1,119

Per Common Share Data
Average shares outstanding	5,844,949	5,735,968
Basic earnings per common share	$0.05	$0.20
Average shares outstanding for diluted earnings per share	5,844,949	5,735,968
Diluted earnings per common share	$0.05	$0.20
Cash dividends declared per common share	$0.05	$0.10